Exhibit 99.1
Contact:
Tracy Ross
McAfee, Inc.
(650) 245-8466
tracy_ross@mcafee.com
Kelsey Doherty
McAfee, Inc.
(203) 321-1239
kelsey_doherty@mcafee.com
MCAFEE, INC. APP0INTS CARL BASS AND THOMAS DARCY TO BOARD OF DIRECTORS
Autodesk Chief Executive Officer and former Science Applications International Executive Vice President Join Board of Leading Security Technology Company
SANTA CLARA, Calif.,—Jan. 30, 2007—McAfee, Inc. (NYSE: MFE) today announced the appointment of Carl Bass, chief executive officer and president at Autodesk, and Thomas Darcy, former executive vice president for strategic projects at Science Applications International Corporation (SAIC), to its Board of Directors, effective January 28, 2008.
     “We are pleased to welcome Carl and Tom to our board of directors,” said Dave DeWalt, chief executive officer and president of McAfee. “Each is a proven business leader with a wealth of experience in strategy, finance and operations. Their impeccable credentials and broad industry knowledge will make them valuable additions to our board.”
     Bass joined Autodesk in September 1993. He currently serves as chief executive officer and president and as a member of Autodesk’s board of directors. Formerly he was Autodesk’s chief operating officer, responsible for worldwide sales, marketing and product development. Earlier roles included Autodesk’s chief strategy officer, executive vice president of emerging business and chief technology officer. Bass co-founded Ithaca Software, which was acquired by Autodesk in 1993. Bass also serves on the board of directors of iRise. He holds a bachelor’s degree in mathematics from Cornell University.

     Darcy had been executive vice president for strategic projects at SAIC since November 2005, and retired in April 2007. Prior to that, he was chief financial officer of SAIC for more than five years, where he was responsible for leading the finance organization during a period of significant reorganization and change. Before the SAIC, Darcy had a 27-year career with Price Waterhouse, where he held the position of partner, as well as various other leadership roles in the firm’s audit practice. He is a member of the American Institute of CPA’s and the California Society of CPA’s. Darcy holds a bachelor’s degree in business administration from San Diego State University, where he currently serves on the board of directors of the College of Business Administration and the board of advisors to the School of Accountancy.
About McAfee, Inc.
McAfee, Inc., the leading dedicated security technology company, headquartered in Santa Clara, California, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee(R) empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. http://www.mcafee.com.
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SOURCE McAfee Inc.